Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors of

Cubic Energy, Inc.

We hereby consent to inclusion in this registration statement on Form S-1 of Cubic Energy, Inc. of (a) our report dated October 15, 2013, with respect to the balance sheets of Cubic Energy, Inc. (the “Company”) as of June 30, 2013 and 2012, and the related statements of operations, changes in stockholders’ equity and cash flows for each of the years in the three-year period ended June 30, 2013, (b) our report dated March 17, 2014, with respect to the condensed balance sheet of the Company as of December 31, 2013, and the related condensed statements of operations for the three and six month periods ended December 31, 2013 and 2012, and of cash flows for the six month periods ended December 31, 2013 and 2012 and (c) our reports dated December 18, 2013 with respect to the statements of revenues and direct operating expenses of certain oil and gas properties acquired by the Company on October 2, 2013, and to the reference to our firm under the heading “Experts” in such registration statement.

Philip Vogel & Co. PC

Dallas, Texas

May 9, 2014